Exhibit 99.1

CONTACT: Connie Hamblin (616) 772-1800	RELEASE: April 23, 2013

GENTEX REPORTS FIRST QUARTER FINANCIAL RESULTS

ZEELAND, Michigan, April 23, 2013 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported financial results for the first quarter ended March 31, 2013.

For the first quarter of 2013, the Company’s net sales decreased by seven percent to $269.5 million compared with $290.7 million in the first quarter of 2012.

The gross profit margin improved on a sequential basis to 34.7 percent in the first quarter of 2013 compared with 34.2 percent in the fourth quarter of 2012, primarily due to purchasing cost reductions and product mix, partially offset by annual customer price reductions. The gross profit margin was flat on a quarter-over-quarter basis at 34.7 percent in the first quarter of 2013 compared with the first quarter of 2012, with the impact of annual customer price reductions being offset by purchasing cost reductions and product mix.

Net income of $45.4 million for the first quarter of 2013 decreased by approximately two percent compared with net income of $46.3 million in the first quarter of 2012. Earnings per diluted share were flat at 32 cents in the first quarter of 2013 compared with the first quarter of 2012.

“We are happy to report that our gross profit margin improved sequentially in the first quarter of 2013, despite difficult production environments in the regions of Japan and Korea, and Europe, which account for the majority of the Company’s unit shipments,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “We also are pleased that we are continuing to demonstrate positive efficiencies within our operating expenses.”

Technology/Product Update

In the first quarter of 2013, the Company launched a number of auto-dimming mirror applications with several automakers with various combinations of advanced technologies, including compass, microphones, telematics and wireless control systems, SmartBeam® and driver assist camera products.

The Company also received a number of customer performance and quality awards in the first quarter, including:

•	Quality Excellence Award from a major European automotive customer

•	Quality & Delivery Award and Excellence In Partnership Award from a major Asian automotive customer

•

High Beam System Technology Award from a major Asian automotive customer, which was awarded for a Gentex SmartBeam® Dynamic Forward Lighting application, adding to a history of technology awards for SmartBeam High Beam Assist and SmartBeam Dynamic Forward Lighting products with various customers.

The Company continues in development and launch of new awarded business in all product technology areas, including interior auto-dimming mirrors with new frameless designs; lighting applications with new optoelectronics; new digital microphones; many different displays in new sizes with faster processing and increased graphics capabilities; new wireless control systems that send and receive signals from garage doors, gates, lights, locks, and security systems; SmartBeam with advanced detection for tunnels, curves, fog, and for use on all headlamp technologies, including halogen, Xenon, and LED; driver-assist systems with new object-detection capabilities; and exterior auto-dimming mirrors with new curved glass applications.

The Company continues to believe that SmartBeam and driver assist unit shipments will increase in calendar year 2013 by approximately 10-15 percent compared with calendar year 2012, based on the IHS April 2013 forecast for annual light vehicle production, which includes a three percent decline in European light vehicle production, as well as larger forecasted percentage decreases in the mid-size luxury class vehicle model segment, which currently is one of the Company’s primary markets for these features. The Company is currently shipping SmartBeam and driver assist camera products for 84 vehicle models with ten automotive original equipment manufacturers (OEMs). The challenging European economic and market conditions continue to have a negative impact on product mix and option take rates.

The Company also continues to believe that Rear Camera Display (RCD) Mirror unit shipments in calendar year 2013 will decline by approximately 25-35 percent compared with calendar year 2012 (based on the IHS April 2013 forecast for annual light vehicle production), which includes estimated reduced RCD Mirror unit shipments to certain automotive customers who have previously announced they were moving the display for rear camera to the radio instead of the rearview mirror. After four delays, NHTSA has indicated that it now expects to finalize its rulemaking related to the Kids Transportation Safety Act in fiscal 2013. The Company is currently shipping RCD Mirrors for 58 vehicle models with ten automotive OEMS.

SmartBeam is the Company’s high beam headlamp assist product that optimizes forward visibility by automating high beam usage, allowing drivers to better identify and react to potential hazards in the road ahead. Driver assist camera products utilize a multi-function camera combined with algorithmic decision making to perform certain tasks, such as automatic high beam assist, lane keeping and driver alert. The Company’s Rear Camera Display Mirrors contain a liquid crystal display that works with an automaker-specified video camera mounted at the rear of the vehicle to provide a view directly behind the vehicle while backing up.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by approximately one percent in the first quarter of 2013 compared with the first quarter last year. Automotive net sales declined by approximately eight percent to $263.0 million in the first quarter of 2013 compared with $285.7 million in the first quarter of 2012.

Auto-dimming mirror unit shipments increased by approximately eight percent in North America in the first quarter of 2013 compared with the same quarter of 2012, primarily as a result of increased mirror unit shipments to certain domestic and Asian transplant automakers. North American light vehicle production increased by approximately one percent in the first quarter of 2013 compared with the same quarter last year.

Auto-dimming mirror unit shipments to offshore customers decreased by approximately four percent in the first quarter of 2013 compared with the same quarter in 2012, primarily due to decreased mirror unit shipments to certain Asian and European automakers. Light vehicle production in Europe decreased by approximately eight percent in the first quarter of 2013, and decreased by approximately 13 percent in Japan and Korea in the first quarter of 2013, compared with the same quarter last year. The overall decline in light vehicle production in the regions of Japan and Korea, and Europe during the first quarter of 2013, compared in each case to the first quarter of 2012, also included higher percentage decreases in mid-size luxury class vehicle models, which currently are one of the primary markets for the Company’s products.

Other net sales increased by approximately 30 percent to $6.5 million for the first quarter of 2013 compared with the same quarter last year, primarily due to an increase in dimmable aircraft window net sales. Fire protection net sales were flat quarter over quarter, and continue to be impacted by the relatively weak commercial construction market.

Share Repurchases

The Company did not repurchase any shares in the first quarter of 2013, and four million shares remain authorized under the previously disclosed share repurchase plan (“the Plan”). Under the Plan, the Company may, from time to time, purchase additional shares of its common stock based on a number of factors, including market, economic and industry conditions; the market price of the Company’s common stock; and other factors that the Company deems appropriate. The Plan does not have an expiration date, but is reviewed periodically by the Company’s Board of Directors. Any repurchases will be funded with available cash.

Future Estimates

The Company provided certain additional guidance for the second quarter of 2013.

For the second quarter of 2013, the Company estimates that net sales will be flat to down approximately five percent compared with the second quarter of 2012, based on IHS’s April 2013 forecast for second quarter light vehicle production, which includes declines in the regions of Japan and Korea, and Europe, as well as the Company’s 12-week customer order release schedule. Unstable macroeconomic factors continue to be a concern, particularly in Europe, as it remains the Company’s largest shipping destination. Volatility in customer orders within the 12-week customer order release schedule, with some customers, including tier one mirror suppliers, revising orders, continues for the Company. Accurate forecasting in this environment remains very difficult.

Light vehicle production in North America in the second quarter of 2013 compared with the second quarter of 2012 is currently expected to increase by four percent, while production in the regions of Japan and Korea, and Europe are expected to decline by ten percent and three percent, respectively. The IHS forecast for second quarter 2013 production in the regions of Japan and Korea, and Europe again includes higher percentage decreases in mid-size luxury class vehicle models, which constitutes a primary market for the Company’s products.

Based on the Company’s expected net sales for the second quarter of 2013, the Company currently expects that its gross profit margin for the second quarter of 2013 will be in the same range as the gross profit margin of 34.7 percent reported in the first quarter of 2012 and 2013.

The Company currently expects Engineering, Research and Development expense to be down approximately 15 percent in the second quarter of 2013 compared with the second quarter last year, primarily due to reduced costs associated with outside contract engineering/development services. Additionally, Selling, General and Administrative expense is currently expected to be down approximately five to ten percent in the second quarter of 2013 compared with the second quarter of 2012, primarily due to reduced overseas office expenses. This forecast for Selling, General and Administrative expense in the second quarter of 2013 is based on stable foreign exchange rates.

The Company’s forecasts for light vehicle production for each of the following periods in 2013 compared with the same periods in 2012 are based on IHS Automotive’s April 2013 forecasts for light vehicle production in North America, Europe and Japan and Korea.

Light Vehicle Production

(per IHS Automotive’s April 2013 light vehicle production forecast)

Region	Second Quarter of 2013	Second Quarter of 2012	% Change
North America	4.2 million vehicles	4.0 million vehicles	+4%
Europe	4.8 million vehicles	5.0 million vehicles	-3%
Japan and Korea	3.2 million vehicles	3.5 million vehicles	-10%

Light Vehicle Production (per IHS Automotive’s April 2013 light vehicle production forecast)

Region	Calendar Year 2013	Calendar Year 2012	% Change
North America	16.1 million vehicles	15.4 million vehicles	+4%
Europe	18.7 million vehicles	19.3 million vehicles	-3%
Japan and Korea	12.9 million vehicles	14.0 million vehicles	-8%

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs and information currently available to us, and are also based on assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform to our current expectations, estimates and projections about the global automotive industry, the economy and the Company itself is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the affects can be difficult to predict. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “hopes”, “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, the pace of economic activity in Europe, Asia and in the United States, employment and other general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to control costs, including the ability to achieve purchasing and manufacturing cost reductions, control and leverage fixed overhead costs, maintain margins; the ability to control E,R&D and S,G&A expenses. Additionally, these risks include competitive pricing pressures; the mix of products purchased by customers; the market for and the success of certain of the Company’s mirror products (e.g. Rear Camera Display, SmartBeam® and other camera-based driver-assist and lighting-assist products), including vehicle model penetration and option take rates; changes in customers’ marketing strategies; consumer confidence and the impact on production volume levels; intellectual property litigation risk; the ability to continue to make and sell product innovations; customer inventory management; scheduled production shutdowns at our customers’ production facilities; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions including but not limited to those caused by natural disasters and any other part shortages; potential restructuring/sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

First Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting- and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended March 31,
	2013	2012
Net Sales	$269,498,969	$290,706,762
Cost of Goods Sold	176,035,466	189,880,269

Gross Profit	93,463,503	100,826,493
Engineering, Research & Development	18,683,576	23,215,134
Selling, General & Administrative	10,926,288	12,110,396

Income from Operations	63,853,639	65,500,963
Other Income	(1,900,273)	(3,286,360)

Income Before Income Taxes	65,753,912	68,787,323
Provision for Income Taxes	20,323,345	22,442,739

Net Income	$45,430,567	$46,344,584

Earnings Per Share
Basic	$0.32	$0.32
Diluted	$0.32	$0.32
Weighted Average Shares:
Basic	142,534,655	143,502,772
Diluted	143,075,465	144,988,001
Cash Dividends Declared per Share	$0.14	$0.13

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) March 31, 2013	Dec 31, 2012
ASSETS
Cash and Short-Term Investments	$518,504,952	$450,481,520
Other Current Assets	276,752,523	294,181,520

Total Current Assets	795,257,475	744,663,040
Plant and Equipment - Net	348,055,549	349,938,172
Long-Term Investments and Other Assets	186,819,252	171,090,123

Total Assets	$1,330,132,276	$1,265,691,335

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities	$109,655,312	$87,957,442
Long-Term Debt	0	0
Deferred Income Taxes	58,029,136	56,773,337
Shareholders’ Investment	1,162,447,828	1,120,960,556

Total Liabilities & Shareholders’ Investment	$1,330,132,276	$1,265,691,335

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)

	First Quarter Ended March 31,
	2013	2012	% Change
Domestic Interior	2,032	1,921	6%
Domestic Exterior	510	423	21%
Total Domestic Units	2,542	2,344	8%
Foreign Interior	2,645	2,814	-6%
Foreign Exterior	1,117	1,101	2%
Total Foreign Units	3,762	3,915	-4%
Total Interior Mirrors	4,677	4,735	-1%
Total Exterior Mirrors	1,627	1,524	7%
Total Mirror Units	6,304	6,259	1%

Note: Certain prior-period amounts have been reclassified to conform with the current presentation. Percent change and unit shipment amounts may not total due to rounding.

End of Filing